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                                                                       Exhibit 3


                            VOTING SUPPORT AGREEMENT
                            ------------------------

     VOTING SUPPORT AGREEMENT ("Agreement"), dated September 28, 1999, by and between SLC TECHNOLOGIES, INC., a Delaware corporation ("SLC"), and Thomas
L. Auth ("Stockholder").

     A. The Board of Directors of ITI Technologies, Inc., a Delaware corporation (the "Company"), has previously approved, and concurrently herewith SLC and the Company are entering into, an Agreement and Plan of Merger and Reorganization of even date herewith (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which SLC is to be merged with and into the Company (the "Merger"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Merger Agreement.

     B. As of the date hereof, Stockholder is the record and beneficial owner of 111,266 shares of Common Stock, par value $0.01 per share, of ITI (such shares together with any other shares of Common Stock acquired after the date hereof being collectively referred to herein as the "Shares").

     C. As a condition to its willingness to enter into the Merger Agreement SLC has required that Stockholder agree to vote the Shares as hereinafter specified, all on the terms and conditions provided for herein.

     In consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

1.   Agreement to Vote; Proxy.
     ------------------------

     (a)  Voting.  At any meeting of the stockholders of the Company however
          ------
called (or any action by consent in lieu of a meeting), Stockholder shall vote the Shares or cause them to be voted (i) in favor of the Merger; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (iii) against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger including, but not limited to: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and the Subsidiaries; (B) a sale or transfer of a material amount of assets of the Company and the Subsidiaries or a reorganization, recapitalization or liquidation of the Company and the Subsidiaries; (C) any change in the management or the board of directors of the Company, except as otherwise agreed to in writing by SLC; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business.
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          (b)  Proxy.  Stockholder hereby grants to SLC a proxy to vote the
               -----
Shares as indicated in subsection (a) (or to take action by written consent in lieu of such vote); provided that such proxy shall terminate upon the valid and effective termination of this Agreement pursuant to Section 2 hereof. Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Stockholder with respect to the Shares (other than to another party subject to an agreement with SLC identical to this Agreement, to the extent necessary to accomplish such party's granting of a proxy to SLC); provided that such proxy shall terminate upon the valid and effective termination of this Agreement pursuant to Section 2 hereof.

          (c)  No Alternative Disposition.  Except as specifically permitted by
               --------------------------
Section 5(b) hereof, Stockholder will not contract to sell, sell or otherwise transfer or dispose of any Shares, or any interest therein or securities convertible thereunto or any voting rights with respect thereto, other than pursuant to the Merger, without first having obtained SLC's written consent. Except as specifically permitted by Section 5(b) hereof, Stockholder will not take any action that would adversely affect the voting power of any of the Shares.

     2.   Termination.  This Agreement shall terminate on the first to occur
          -----------
of (a) the Effective Time, (b) the valid and effective termination of the Merger Agreement in accordance with its terms; provided, however, that if such termination is pursuant to Section 7.1(e), (f) or (g) of the Merger Agreement, this Agreement shall not terminate until ITI has paid SLC $10,000,000 pursuant to Section 5.6(b) of the Merger Agreement, and (c) written notice of termination of this Agreement by SLC to Stockholder; provided further that nothing contained in this Section 2 shall relieve Stockholder from any liability for any willful breach of this Agreement prior to such termination.

     3.   Representation and Warranties of SLC.  SLC hereby represents and
          ------------------------------------
warrants to Stockholder as follows:

          (a)  Organization and Existence.  SLC is a corporation duly
               --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted.

          (b)  Authority Relative to this Agreement.  SLC has all requisite
               ------------------------------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by SLC of this Agreement have been duly and validly authorized by SLC, and no other corporate proceedings on the part SLC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SLC and, assuming this

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Agreement constitutes a valid and binding obligation of Stockholder, this
Agreement constitutes a valid and binding agreement of SLC enforceable against it in accordance with its terms.

          (c)  Consents and Approvals; No Violation.  Neither the execution and
               ------------------------------------
delivery of this Agreement by SLC nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of SLC's certificate of incorporation or bylaws, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), (B) such filings and approvals as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the "blue sky", takeover or securities laws of various states, or (C) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the transactions contemplated by this Agreement or would not otherwise prevent SLC from performing its obligations under this Agreement; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any license, agreement or other instrument or obligation to which SLC or any of SLC's subsidiaries is a party or by which any of them or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not result in a material adverse effect on SLC; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SLC, any of SLC's other subsidiaries or any of their respective assets, except for violations which would not result in a material adverse effect on SLC.

     4.   Representations and Warranties of Stockholder.  Stockholder hereby
          ---------------------------------------------
represents and warrants to SLC as follows:

     (a)  Ownership of Shares.  Stockholder owns of record the number of
          -------------------
Shares set forth in the preamble hereto and such Shares constitute all of the shares of Common Stock of the Company owned of record by Stockholder. Stockholder has sole voting power and sole power of disposition with respect to all of such Shares, with no restrictions on Stockholder's rights of voting or disposition pertaining thereto and no other person or entity has any right to direct Stockholder with respect to voting any of the Shares or approve the voting by Stockholder of any of the Shares or has any right to approve any amendment or modification of this Agreement. Stockholder owns all of the Shares, free and clear of any Lien, other than pursuant to this Agreement.

     (b)  Legal Capacity; Authority Relative to this Agreement.  Stockholder
          ----------------------------------------------------
has the legal capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

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Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly and validly authorized by Stockholder and no other proceedings on the part of Stockholder or any of the Affiliates of Stockholder are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming this Agreement constitutes a valid and binding obligation of SLC, this Agreement constitutes a valid and binding agreement of Stockholder enforceable against Stockholder in accordance with its terms.

          (c)  Consents and Approvals; No Violation.  Neither the execution and
               ------------------------------------
delivery of this Agreement by Stockholder nor the consummation of the transactions contemplated hereby will (i) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (A) in connection with the H-S-R Act or under the Exchange Act, or (B) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the transactions contemplated by this Agreement or would not otherwise prevent Stockholder from performing Stockholder's obligations under this Agreement; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any license, agreement or other instrument or obligation to which stockholder or any of Stockholder's Affiliates is a party or by which Stockholder or any of such Affiliates or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder, any of such Affiliates or any of their respective assets.

     5.   Certain Covenants of Stockholder.  Except in accordance with the
          --------------------------------
terms of this Agreement, Stockholder hereby covenants and agrees as follows:

          (a)  No Solicitation.  Stockholder shall not, nor shall it permit
               ---------------
any of its affiliates to, nor shall it authorize or permit any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, Stockholder or any of its affiliates to, directly or indirectly (i) solicit, initiate, induce or encourage the submission of, any ITI Takeover Proposal (as defined in the Merger Agreement), (ii) enter into any agreement contemplating or with respect to any ITI Takeover Proposal, (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any ITI Takeover Proposal or (iv) approve, endorse or recommend any ITI Takeover Proposal.

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          (b)  Restriction on Transfer, Proxies and Non-Interference.  While
               -----------------------------------------------------
this Agreement is in effect, Stockholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any of the Shares (each of the foregoing, a "Transfer") unless, in connection with such Transfer, the transferee executes an agreement, in form and substance satisfactory to SLC, pursuant to which such transferee agrees to be bound by the terms and provisions of this Agreement applicable to Stockholder and grants to SLC the proxy described in Section 1(b) of this Agreement; provided, however, that
                                             --------  -------
Stockholder may transfer Shares received as a result of the exercise of options on or after the date hereof so long as such Shares are transferred to a third party not affiliated with Stockholder in a brokers' transaction (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended) in connection with such exercise. While this Agreement is in effect, and except as contemplated hereby, Stockholder will not, and shall cause Stockholder's Affiliates to not (i) grant any proxies, deposit any Shares into a voting trust or enter into a Voting Support Agreement with respect to any of the Shares or
(ii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement.

          (c)  Additional Shares.  While this Agreement is in effect,
               -----------------
Stockholder will promptly notify SLC of the number of any new Shares acquired or beneficially owned by Stockholder or Stockholder's Affiliates, if any, after the date hereof. Any such shares shall become Shares for purposes of this Agreement.

     6.   Further Assurances.  From time to time, at any other party's
          ------------------
request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. All certificates representing Shares shall bear, until the termination of this Agreement, in a conspicuous place the following legend, except that in the event Stockholder transfers Shares pursuant to a brokers' transaction in accordance with Section 5(b) hereof such legend shall be removed with respect to such transferred Shares:

   The Shares represented by this certificate may not be sold, exchanged or otherwise transferred or disposed of except in compliance with the terms and conditions of the Voting Support Agreement, dated as of September 28, 1999, between SLC Technologies, Inc. and Thomas L. Auth.

     7.   Stop Transfer Order.  In furtherance of this Agreement, Stockholder
          -------------------
hereby authorizes the Company's counsel to notify the Company's transfer agent that a stop

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transfer order is to be entered with respect to all of the Shares (and that this
Agreement places limits on the voting and transfer of the Shares), except with respect to Shares that Stockholder transfers pursuant to a brokers' transaction in accordance with Section 5(b).

     8.   Miscellaneous.
          -------------

          (a)  Entire Agreement; Assignment.  This Agreement (i) constitutes
               ----------------------------
the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that SLC may assign its rights and obligations hereunder to any subsidiary of SLC, but no such assignment shall relieve SLC of its obligations hereunder if such assignee does not perform such obligations.

          (b)  Amendments.  This Agreement may not be modified, amended,
               ----------
altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c)  Governing Law.  This Agreement shall be governed by and
               -------------
construed in accordance with the internal laws of the State of Delaware.

          (d)  Specific Performance.  Each of the parties hereto recognizes and
               --------------------
acknowledges that a breach by Stockholder of any covenants or agreements contained in this Agreement will cause SLC to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach SLC shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (e)  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          (f)  Descriptive Headings.  The descriptive headings used herein are
               --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (g)  Severability.  Whenever possible, each provision or portion of
               ------------
any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any

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jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (h)  Notices.  All notices, requests, claims, demands and other
               -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier, by facsimile transmission with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               (i)       if to SLC, to:

                         SLC Technologies, Inc.
                         c/o Berwind Group
                         3000 Centre Square West
                         1500 Market Street
                         Philadelphia, PA  19102
                         Attention:  Pamela I. Lehrer
                                     General Counsel

                         Fax No. 215-563-1493

                         with a copy to:

                         Dechert Price & Rhoads
                         4000 Bell Atlantic Tower
                         1717 Arch Street
                         Philadelphia, PA 19103
                         Attention:  Herbert F. Goodrich, Jr.
                         Fax No. (215) 994-2222

               (ii)      if to Stockholder, to:

                         Thomas L Auth

                         _______________________
                         _______________________
                         _______________________
                         Fax No. _______________

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                         with a copy to:

                         _______________________
                         _______________________
                         _______________________
                         Attention:
                         Fax No.:

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                              SLC TECHNOLOGIES, INC.



                              By: /s/ John Logan
                                 -------------------------------
                              Name: John Logan
                              Title: CFO, SLC Technologies, Inc.


                                /s/ Thomas L. Auth
                                --------------------------------
                                Thomas L. Auth

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